UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-12

VSB BANCORP, INC.

(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies: N/A

2)	Aggregate number of securities to which the transaction applies: N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.): N/A

4)	Proposed maximum aggregate value of transaction: N/A

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: N/A

2)	Form, Schedule or Registration Statement No.: N/A

3)	Filing Party: N/A

4)	Date Filed: N/A

March 27, 2009

TO OUR STOCKHOLDERS:

          We are delighted to invite you to our Sixth Annual Stockholders Meeting, which will take place at Victory State Bank’s Main Office at 4142 Hylan Boulevard (Great Kills), Staten Island, New York 10308 at 5:00 P.M. (Eastern Standard Time) on Tuesday, April 28, 2009.

          The enclosed materials represent the performance of VSB Bancorp, Inc. on a consolidated basis.

          We sincerely hope that you will be able to attend and we look forward to seeing you at the Meeting.

Sincerely,

/s/ Joseph J. LiBassi

Joseph J. LiBassi
Chairman of the Board

/s/ Raffaele M. Branca

Raffaele M. Branca
President and
Chief Executive Officer

Please sign, date and return your proxy card or voting instructions in the enclosed envelope as soon as possible to make sure that your vote is counted at the Annual Meeting. You are welcome to attend the Meeting even if you send in your proxy card.

VSB BANCORP, INC.
4142 Hylan Boulevard
Great Kills
Staten Island, New York 10308
(718) 979-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of VSB BANCORP, INC.:

PLEASE TAKE NOTICE that our Annual Meeting of Stockholders will be held at the principal office of Victory State Bank, 4142 Hylan Boulevard, Staten Island, New York on April 28, 2009 at 5:00 p.m. (New York time), for the following purposes:

1.	To elect three directors for three-year terms;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accountants for 2009;

3.	To consider a stockholder proposal regarding the classification of our board of directors that may be presented at the meeting; and

4.	To transact any other business that may properly come before the meeting or any adjournments.

The close of business on March 13, 2009 is the record date to determine which stockholders are entitled to notice of and to vote at the meeting.

By order of the Board of Directors

/s/ Joan Nerlino Caddell

Joan Nerlino Caddell,
Corporate Secretary

This Notice of Annual Meeting, Proxy Statement and form of Proxy are first being sent to stockholders on or about March 27, 2009.

IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT

We will provide, without charge, to each person solicited with this proxy statement, upon the written request of any such person, a copy of our annual report on Form 10-K, including the financial statements and the financial statement schedules that we are required to file with the Securities and Exchange Commission for our most recent fiscal year. The written request should be directed to Ronald Giampaolo, Vice President & Controller, VSB Bancorp, Inc., 4142 Hylan Boulevard, Staten Island, New York 10308. The Form 10-K is also available on the Internet as part of the Securities and Exchange Commission’s EDGAR database at http://www.sec.gov/edgar.shtml.

VSB Bancorp, Inc.
4142 Hylan Boulevard
Great Kills
Staten Island, New York 10308
(718) 979-1100

Proxy Statement

SUMMARY

Q: Why am I receiving these materials?

A: Our Board of Directors is sending you these proxy materials in connection with our annual meeting of stockholders, which will take place on April 28, 2009. You may attend the annual meeting in person but we ask that you send us your proxy card and vote on the proposals described in this proxy statement to make sure that your vote is counted.

Q: What proposals will stockholders vote on at the annual meeting?

A: There are three proposals that stockholders are scheduled to vote on at the meeting:

•	the election of three directors for three-year terms; and

•	the ratification of the appointment of Crowe Horwath LLP as our independent registered public accountants.

•	a stockholder proposal that may be presented at the annual meeting

Q: What are the Board of Directors’ recommendations?

A: The Board of Directors recommends a vote:

          For the election of three directors for three-year terms;

          For the ratification of the appointment of Crowe Horwath LLP as our independent registered public accountants; and

          Against the stockholder proposal that may be presented at the annual meeting.

Q: Who has been nominated as a director?

A: The Board of Directors, upon the recommendation of the Nominating Committee, has nominated Alfred C Johnsen, Carlos Perez MD and Bruno Savo for election as directors. They are all now directors of both our company and our subsidiary, Victory State Bank.

Q: How many votes are required for election as a director?

A: The three nominees with the highest vote totals will be elected.

Q: What shares can I vote?

A: You can vote all shares that you owned at the close of business on March 13, 2009 (the “Record Date”). You may cast one vote for each share of stock. You may vote for up to three directors for three-year terms, but you may cast only one vote per share for any single nominee.

Q: How can I vote my shares?

A: The best way to vote your shares is to mail your proxy card in the enclosed pre-paid envelope. You can still attend the meeting and change your vote, but sending your proxy card will make sure your vote is counted. If you own your stock in street name through a stockbroker, please be sure to send your voting instructions to your broker so your shares will be voted. If you want to attend the meeting and vote in person, you may obtain directions by calling us at 718-979-1100 or by going to www.google.com, clicking on “Maps”, then clicking on “Get Directions,” and then inserting the address you are coming from in slot “A” and 4142 Hylan Boulevard, Staten Island, New York in slot “B”.

Q: Can I change my vote?

A: You may change your voting instructions at any time before the vote at the annual meeting. You may do so by submitting a new proxy card on our form with a later date, by signing any other document that revokes your proxy and causing it to be delivered at the meeting, or by attending the meeting and voting in person. Attending the meeting will not automatically revoke your proxy unless you specifically so request. If you own your stock in street name, you must contact your broker to change your vote.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on April 28, 2009.

The proxy statement and annual report to security holders are available at
www.victorystatebank.com/AnnualMeeting.

General Information

          We are furnishing this Proxy Statement and the accompanying form of proxy to the stockholders of VSB Bancorp, Inc. in connection with our solicitation of proxies for our Annual Meeting of Stockholders to be held on April 28, 2009 at 5:00 p.m. (local time) at the main office of our subsidiary, Victory State Bank, at 4142 Hylan Boulevard, Staten Island, New York 10308, and at any adjournments of the meeting.

The Proxy

          Our Board of Directors is soliciting your proxy. If you properly sign and return the enclosed form of proxy prior to or at the meeting and you do not revoke it, all your shares covered by the proxy will be voted at the meeting and, if you give instructions on how you want your shares to be voted, we will follow those instructions. If you properly sign and return the proxy but you do not specify how you want to vote, your shares will be voted for the election of the director nominees named below, in favor of the ratification of the appointment of accountants and against the stockholder proposal that may be presented. If you hold your stock in street name through a broker, please send your voting instructions to your broker.

          We will solicit proxies by mail and by delivery to agents for street name holders. We may also solicit proxies by telephone, facsimile or in person by officers and other employees of ours or of our subsidiary. We will pay the entire cost of this solicitation. We will reimburse financial institutions, brokerage houses or other custodians, nominees or fiduciaries for their reasonable expenses in forwarding the forms of proxy and proxy materials to beneficial owners. You may revoke your proxy at any time before the vote is cast for your shares, either by written notice or by your oral revocation at the meeting. To be valid, written notice must be actually received by Joan Nerlino Caddell, Corporate Secretary, VSB Bancorp, Inc., 4142 Hylan Boulevard, Staten Island, New York 10308 before the proxy is used at the meeting. Attendance at the meeting will not in and of itself revoke a proxy.

          Other than the matters listed on the attached Notice of Annual Meeting, our Board of Directors does not know of any other matters that will be presented for a vote at the meeting. If you sign the enclosed proxy, the holders of the proxy will have the authority to vote your shares in accordance with their best judgment on any other business that may properly come before the meeting.

Capital Stock Outstanding and Record Date

          The close of business on March 13, 2009 is the record date to determine which stockholders are entitled to notice of, and to vote at, the meeting. At the close of business on that date, there were 1,841,632 shares of our common stock outstanding and entitled to vote at the meeting. Common stock is our only authorized class of stock. Each outstanding share is entitled to one vote at the meeting on each matter to be voted upon. There will be no cumulative voting of shares for the election of directors.

          If 613,878 shares of our common stock are represented at the meeting in person or by proxy, representing one-third of the issued and outstanding shares, there will be a quorum. Abstentions and broker non-votes are counted to determine whether there is a quorum.

          On Proposal 1, the election of directors, you may vote for up to three candidates. You may not cast more than one vote per share for any one nominee. You may “Withhold Authority” to vote for some or all of the nominees named below by so indicating in the appropriate space on the proxy. The three nominees with the most votes will be elected to three-year terms. Votes that are withheld have no effect on the election of directors.

          On Proposal 2, the ratification of the independent registered public accountants, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Proposal 2 requires the affirmative vote of a majority of the votes cast on Proposal 2 to be approved. Abstentions and broker non-votes, as well as failing to submit a proxy card or a ballot at the meeting, have no effect on the results of the vote on Proposal 2.

          On Proposal 3, the stockholder proposal regarding the classification of our Board of Directors, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Proposal 3 requires the affirmative vote of a majority of the votes cast on Proposal 3 to be approved. Abstentions, broker non-votes, as well as failing to submit a proxy card or a ballot at the meeting, are not deemed to be votes cast, and thus have no effect on the results of the vote on Proposal 3.

          Please return your proxy to our transfer agent, Registrar and Transfer Company, in the envelope we provide. Inspectors of election designated by the Board will count the votes. There are no dissenters’ rights arising out of any of the proposals set forth in this Proxy Statement.

Forward-Looking Statements

          When used in this proxy statement, or in any written or oral statement made by us or our officers, directors or employees, the words and phrases “will result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” or similar terms are intended to identify “forward-looking statements.” A variety of factors could cause our actual results and experiences to differ materially from the anticipated results or other expectations expressed in any forward-looking statements. Some of the risks and uncertainties that may affect our operations, performance, development and results, the interest rate sensitivity of our assets and liabilities, and the adequacy of our loan loss allowance, include, but are not limited to:

•

deterioration in local, regional, national or global economic conditions which could result in, among other things, an increase in loan delinquencies, a decrease in property values, or a change in the real estate turnover rate;

•	changes in market interest rates or changes in the speed at which market interest rates change;

•	changes in laws and regulations affecting the financial service industry;

•	changes in competition; and

•	changes in consumer preferences.

          Please do not place undue reliance on any forward-looking statement, which speaks only as of the date made. There are many factors, including those described above, that could affect our future business activities or financial performance and could cause our actual future results or circumstances to differ materially from those we anticipate or project.

Proposal 1 - The Election of Directors

General Information Regarding Nominees and Our Other Directors

          Our Board of Directors has eight members. At the meeting, three directors are to be elected, all for three-year terms, each to serve until his or her successor is elected and has qualified. The Board of Directors has nominated Alfred C Johnsen, Carlos Perez MD and Bruno Savo for the three directorships. All of the nominees are presently members of the Board of Directors, with their terms expiring at the meeting.

          If any of these nominees becomes unavailable for election, which we do not anticipate, the shares represented by proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee designated by our Board of Directors.

          The following table provides information about the three nominees and our other six directors. Length of service as a director includes service as a director of Victory State Bank prior to our holding company reorganization.

Name and Age	Length of Service as Director and Expiration of Term	Principal Occupation During Past 5 Years and Directorships of Public Companies

Nominees:

Alfred C. Johnsen (62)	Director since 2003 Term expires 2009	Certified public accountant and owner of the firm Alfred C. Johnsen Certified Public Accounts.

Carlos Perez MD (69)	Director since 1997 Term expires 2009	Doctor of Gynecology.

Bruno Savo (50)	Director since 2004 Term expires 2009	President, Savo Brothers, Inc. a local building firm that constructs mainly residential housing.

Continuing Directors:

Joseph J. LiBassi (73)	Director since 1997 Term expires 2010	Chairman, VSB Bancorp, Inc. and Victory State Bank; Self-employed investor.

Joan Nerlino Caddell (51)	Director since 1997 Term expires 2010

Secretary, VSB Bancorp, Inc. and Victory State Bank; attorney at law and member/owner of Joan Nerlino Caddell & Associates, PLLC since January 2006 and partner in Nerlino & Gambale, LLP from March 2002 through December 2005, both firms being attorneys for Victory State Bank.

Raffaele M. Branca (44)	Director since 1997 Term expires 2011

President, Chief Executive Officer and Chief Financial Officer, VSB Bancorp, Inc. and Victory State Bank, November 2007 to present; formerly Executive Vice President and Chief Financial Officer, Victory State Bank from November 1997 through November 2007 and VSB Bancorp, Inc. from January 2003 through November 2007.

Robert S. Cutrona, Sr. (71)	Director since 1997 Term expires 2011	President of Project-One Services, Inc., a cleaning and maintenance firm.

Chaim Farkas (55)	Director since 1997 Term expires 2011	President and Owner of Dataware Systems Lease, Inc., a computer services company.

The Board of Directors held 13 meetings during 2008. During the year ended December 31, 2008, each director attended at least 75% of the total of the number of Board meetings held and the number of meetings held by all committees on which he or she served, while he or she served.

Our Board of Directors unanimously recommends that you vote IN FAVOR of the election of Directors Johnsen, Perez MD and Savo as directors.

Committees of the Board of Directors

          The Board of Directors has a Nominating Committee, an Audit Committee and a Human Resources (compensation) Committee. These committees all operate jointly with comparable committees of the Board of Directors of Victory State Bank having the same members. Except for the issue of stockholder recommendations to the Nominating Committee for director candidates, which applies only to the VSB Bancorp, Inc. Nominating Committee, the following discussion regarding committees relates to both the Victory State Bank and VSB Bancorp, Inc. committees.

Audit Committee

          The Audit Committee conducts the annual statutory directors’ examination of Victory State Bank, reviews reports of examination made by regulatory authorities, reviews and discusses the audited financial statements with our independent public accountants and makes periodic reports to the Board of Directors regarding the findings of the regular audits by Victory State Bank’s internal auditor. The Audit Committee also receives a report from our independent registered public accountants regarding critical accounting policies and procedures, any material alternate treatment discussed with management, and other written communications from those accountants to management. The Audit Committee also approves the retention of our independent registered public accountants, and recommends the approved firm to the Board of Directors for approval by the Board.

          The Board of Directors has determined that director Alfred C. Johnsen, who is a member of the Audit Committee, qualifies as an audit committee financial expert under the regulations of the Securities and Exchange Commission and that he is independent of management. Mr. Johnsen will not be deemed an expert for any other purpose as a result of being designated or identified as an audit committee financial expert. The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification. In addition, the designation or identification of a person as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the audit committee or board of directors. All of the members of the Audit Committee are independent of management.

          The following is the report of our Audit Committee.

Audit Committee Report

          During 2008, the Audit Committee reviewed the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent public accountants, the performance of the internal audit function and our independent public accountants, and significant financial matters. Each of the Audit Committee members satisfies the definition of independent director under NASDAQ Stock Market Rule 4200. The Audit Committee met five times during 2008.

          The Board and the Audit Committee have adopted a charter for the Audit Committee. The charter was most recently re-approved, with minor changes, in 2009. The Board of Directors of the Bank has also approved the same charter for its Audit Committee. The charter is available for review on our web site at www.victorystatebank.com.

          The Audit Committee has reviewed our audited consolidated financial statements and discussed the statements with management. The Audit Committee has discussed with Crowe Horwath LLP, our independent registered public accountants for 2008, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee received from Crowe Horwath LLP the written disclosures and letter required by the Public Company Accounting Oversight Board, disclosing to the Audit Committee all relationships with the accountants that may reasonably bear on independence, confirming the accountants’ independence and confirming that the accountants discussed their independence with the Audit Committee. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report for 2008 as sent to our stockholders and as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Alfred C. Johnsen (Chairman), Joseph J. LiBassi and Carlos Perez MD

Nominating Committee

          The Nominating Committee proposes candidates to the Board of Directors for election as directors by stockholders. The Committee also reviews issues of independence and conflicts of interest regarding directors and candidates for nomination. The Nominating Committee consists of directors Joseph J. LiBassi, Alfred C. Johnsen and Carlos Perez MD. All of the members of the Nominating Committee are independent of management. The Nominating Committee met once during 2008. The Board of Directors has adopted a charter for the Nominating Committee. The charter was most recently re-approved in 2009. The charter is available for review on our web site at www.victorystatebank.com.

          We are principally engaged in business in Staten Island. Our existing directors are active, well-known members of the community. In most cases, we anticipate that existing directors will be re-nominated if they want to continue to serve as directors. If an existing director will not be re-nominated for any reason, or if the size of the board of directors has been increased, then the Nominating Committee, in consultation with the other directors and based upon their knowledge of the Staten Island community, will seek to identify individuals known to them with character, experience, knowledge and business relationships that reflect favorably on their ability to act as productive members of the Board of Directors. Once candidates are identified, the committee will evaluate their credentials and form a judgment as to which candidate or candidates have the greatest ability to both guide us and assist in the growth of our business. All candidates suggested to the Committee will be evaluated in the same manner, regardless of whether the candidate is suggested by a director, officer, stockholder or other person.

          We seek director nominees who, at a minimum, possess:

•	knowledge of the business community in Staten Island;

•	expertise in the evaluation of financial matters;

•	the ability to review, absorb and comment on financial statements which are an integral part of our operations;

•	the character and reputation appropriate for a director of a bank holding company; and

•	no blemishes in their past which would cause concerns among federal or state bank regulators who regularly examine the operations of VSB Bancorp or its subsidiary, Victory State Bank.

          The Nominating Committee will consider, for inclusion in the Board of Directors’ slate of nominees for director, candidates suggested by stockholders. In order to suggest a candidate, a stockholder must send a notice to the Nominating Committee which we must receive at our principal office no later than 120 calendar days before the date which corresponds to the date of our proxy statement for the prior year’s annual meeting. The notice must be signed by the stockholder and must provide the following information:

•

A detailed resume of the proposed nominee showing his or her academic and business achievements and history; his or her experience and qualifications to be a director; and any other information that the stockholder or the proposed nominee considers relevant in evaluating the person’s qualifications to be a director;

•	All information regarding the proposed nominee that would be required to be disclosed to the Board of Governors of the Federal Reserve System in our Annual Report on form FR Y-6;

•	All other information relating to the proposed nominee that would be required to be disclosed in a proxy statement under the rules and regulations of the Securities and Exchange Commission; and

•

The name and address of the stockholder submitting the notice; the number of shares owned by the stockholder; and a description of any business, family or employment relationship between the stockholder and the proposed nominee.

Human Resources (Compensation) Committee

          The Human Resources Committee makes salary and compensation decisions for all officers at the level of Senior Vice President and above. The committee also functions as the stock option committee under our various stock option plans. The Human Resources Committee does not have a charter. The Human Resources Committee consists of directors Carlos Perez MD, chairman, Joseph J. LiBassi and Alfred C. Johnsen. All of the members of the Human Resources Committee are independent of management. The Human Resources committee met twice times during 2008.

Stockholder Communications with Directors

          Stockholders may communicate directly with a director by mailing or delivering a letter addressed to the director by name at our principal office. The envelope should be conspicuously marked on the outside front “Confidential.” We will forward any such letters to the named director unopened. Letters addressed to the Board of Directors as a whole will be given to the Chairman of the Board, who will then distribute copies to all directors.

Attendance by Directors at Our Annual Meeting

          The Board has adopted a formal policy that all directors should attend the annual meeting of stockholders. It has been the practice of Victory State Bank and VSB Bancorp, Inc., to hold meetings of their Boards of Directors immediately after the annual stockholders’ meeting. Therefore, we anticipate that most, if not all, of the directors will attend the annual meeting of stockholders. In 2008, six of our nine directors attended the annual stockholders’ meeting of our company.

Compensation

          This section provides information regarding cash and non-cash compensation paid to certain executive officers and directors of VSB Bancorp, Inc. and its subsidiaries for the periods indicated.

          The following table provides information regarding the compensation of Raffaele M. Branca, the sole executive officer of the Company. There were no persons who were executive officers for a part of 2008 but not at the end of 2008.

Name and principal position	Year	Salary	Bonus[1]	Stock Awards	Option Awards	All Other Compensation[2]	Total

Raffaele M. Branca,	2008	$215,351	$81,947	None	$1,278	$30,312	$328,888
President, PEO and CFO	2007	$173,783	$52,620	None	$162	$21,347	$247,912

1 The bonus shown for each year represents the amount approved by the Board of Directors with respect to that year. However, bonuses are not paid until after audited financial statements are available for the following year and are subject to adjustment by the Board of Directors until they are actually paid.

2 Represents the following items:

Name	Year	Car Allowance	401(k) match and profit sharing plan contribution		Contributions to the Employee Stock Ownership Plan		GTL and Long Term Disability	Miscellaneous

Raffaele M. Branca	2008 2007	$6,182 -0-	$ $	11,358 12,375	$ $	8,965 8,826	$2,692 N/a	$ $	1,115 146

Explanatory Information Regarding the Summary Compensation Table

          General. During 2008, we did not grant any equity-based compensation nor did we re-price or otherwise modify any equity-based compensation plan or award, nor did we waive or modify any target, goal or condition under any non-stock incentive plan. In November 2007, we granted an option to purchase 3,250 shares of our common stock, pursuant to an existing stockholder-approved incentive stock option plan, to Mr. Branca. The option has a term of 10 years with and exercise price of $11.75 per share. The option vests 20% per year at the end of the first two years and then the option will fully vest at the end of the third year.

          The bonuses shown in the above table were awarded by vote of the Board of Directors upon the recommendation of the Human Resource Committee. The bonuses were based upon an evaluation of general factors by the Human Resources Committee and the Board of Directors.

          Employment Agreement. Victory State Bank has an employment agreement with President Raffaele M. Branca, which was approved by the Board of Directors and became effective upon Mr. Branca’s promotion to the position of President and CEO in November 2007. The employment agreement is intended to maintain a stable and competent management base.

          The agreement provides for a three year employment term with an initial salary at an annual rate of $203,163, subject to such increases and bonuses as the Board of Directors may award in its discretion. The agreement provides that Victory State Bank may terminate Mr. Branca’s employment without cause at any time during the three year term, but if it does so, he is entitled to a severance payment equal to from one to two years of salary, plus continued health insurance benefits for a like period, depending upon when the termination occurs. If the agreement is not renewed for at least two years at expiration, then Mr. Branca is entitled to severance in an amount equal to from nine months to one year of salary and health insurance benefits, depending upon when Mr. Branca is advised of the intent not to renew.

          If there is a change in control of Victory State Bank or the VSB Bancorp during the term of the agreement, and Mr. Branca’s employment is terminated within six months after the change in control, including termination by him, Mr. Branca is entitled to a payment equal to 2.99 times his then current salary, plus continued health, life and disability insurance benefits for three years after the change in control, but in no event will the amount payable to Mr. Branca exceed the maximum amount payable without the imposition of any excise tax under Section 280G of the Internal Revenue Code.

          The contract also includes various non-solicitation and non-competition provisions in the event employment is terminated other than after a change in control.

          401(k) Plan.We maintain a qualified 401(k) salary deferral plan for all eligible employees of Victory State Bank and our holding company who are at least 21 years of age, who work for one consecutive year and are credited with 1,000 hours of service in the plan year. Each participant may elect to make salary deferral contributions to the 401(k) plan on a pre-tax basis. We match 100 percent of the first three percent of salary deferred by all employees, including officers. Compensation for purposes of the 401(k) is capped at $230,000 annually (subject to cost of living adjustments). At our sole discretion, we can also make a discretionary (or profit sharing) contribution to the Plan. This discretionary contribution is in addition to the matching contribution. The matching contribution and the discretionary contribution vest in annual installments of 20% beginning after the second anniversary of eligibility in the 401(k) plan. Employee salary deferral contributions are immediately vested. For 2007, we made a discretionary contribution to the Plan equal to 2.5% of salary. Aggregate contributions to the accounts of an employee under the 401(k) plan cannot exceed $46,000 annually (subject to cost of living adjustments).

          Employee Stock Ownership Plan.We have an Employee Stock Ownership Plan (the “ESOP”) for employees. Employees of VSB Bancorp, Inc., Victory State Bank and any other subsidiaries who have been credited with at least 1,000 hours of service during a designated 12-month period and who have attained age 21 are eligible to participate in the plan. Mr. Branca is a participant in the ESOP. The ESOP purchased 92,900 shares of our common stock from us out of authorized but unissued shares in 2004 using the proceeds of a loan we made to the ESOP.

          Stock purchased with the proceeds of the loan is allocated to employee accounts in the ESOP gradually as it is released from the security interest for the ESOP loan. The original loan was in the amount of $1,690,780, and in 2008, we repaid $169,078 of the loan, so 9,550 shares of our common stock were released from the lien of the loan in 2008. For 2007, we repaid $169,078 of the loan, so 9,854 shares of our common stock were released from the lien of the loan. Those shares have been allocated to the ESOP accounts of all participating employees.

          The ESOP will continue to hold the stock, and any other amounts held for the benefit of each employee, until that employee’s employment terminates, whether by retirement, resignation or termination by the employer, provided that there are minimum release provisions for employees who are over age 70-1/2. After termination of employment, the employee’s vested balance will be distributed to the employee. Benefits for each employee vest over a seven-year period, with no vesting during the first two years of employment, and 20% vesting each year for the next five years of employment. The plan provides that in the event of a change in control, all benefits will fully vest automatically. Employees received full credit for service with Victory State Bank before the ESOP was implemented to determine vesting of benefits. Mr. Branca is fully vested in his plan balance.

          In general, when stock is released from the security interest of the ESOP loan, the stock is allocated based upon the relative compensation of each participant for the year. Other amounts contributed to the ESOP that are allocated to employees will be allocated in the same manner, based upon compensation. However, profits allocated to employee accounts, such as any gain on the sale of unallocated stock held by the ESOP, will be allocated based upon each employee’s relative ESOP account balances.

Outstanding Equity Awards

          Stock Option Plans. We have five stock options plans. Four of them were originally approved by stockholders of Victory State Bank. These plans became the stock option plans of VSB Bancorp upon the reorganization of Victory State Bank into a subsidiary of VSB Bancorp. The fifth plan was approved by our stockholders in 2004. There are two plans for employees and two plans for non-employee directors. The fifth plan approved in 2004 applies to all directors, whether or not they are employees.

          In December 2005, the Board of Directors accelerated the vesting of all unvested options so that all outstanding options vested on or before December 31, 2005. There were no option grants in 2008. On November 16, 2007, we granted an option to purchase 3,250 shares of our common stock to Mr. Branca at an exercise price of $11.75, the fair market value as the close of business on that date. There remain available 1,100 shares for which options may be granted under the employee stock option plans and 12,500 shares for which options maybe granted under the 2004 directors plan. The following table sets forth information at December 31, 2008 regarding outstanding options held by Mr. Branca, on an option by option basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options Exercisable[1]	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price[1]	Option Expiration Date

	5,500	-0-	-0-	$5.10	6/08/2009
Raffaele M. Branca	8,125	-0-	-0-	$4.75	4/25/2010
	6,250	-0-	-0-	$17.60	4/27/2014
	3,250[2]	2,600	-0-	$11.75	11/15/2017

1 Number of shares and exercise prices have been adjusted for all stock dividends.
2 This grant will vest 20% per year for the first two years and then this grant will fully vest at the end of the third year.

Director Compensation.

          Non-employee directors, other than the Chairman of the Board, receive Board-approved attendance fees of $750 per board meeting and $300 per committee meeting for committees of the Company or the Bank ($200 per meeting for meetings of the Bank’s loan committee). The committee attendance fee for the chairman of the committee is $450 per meeting ($300 per loan committee meeting). The Chairman of the Board received a director’s fee fixed by the Board of $65,000 in 2008 but did not receive per meeting fees. The Chairman of the Board also received $50,000 for business development services for the Company and the Bank as well as $8,750 for reimbursement of expenses incurred on matters benefitting the Company or the Bank. Although directors are eligible for stock option awards under certain of our stock option plans, there were no grants to directors under those plans in 2008 or 2007.

          The following table shows compensation paid to directors during 2008. The table excludes non-compensatory amounts paid to directors for good or services rendered other than in their capacity as directors, as discussed below under the caption, “Transactions with Directors and Officers and Their Related Interests.”

Name	Fees Earned or Paid in Cash	Stock Option Exercise	All Other Compensation	Total

Joan Nerlino Caddell	$14,750	None	None	$14,750
Merton Corn[1]	$8,800	None	None	$8,800
Robert S. Cutrona, Sr.	$14,000	$16,500	$707	$31,207
Chaim Farkas	$14,750	None	$567	$15,317
Joseph J. LiBassi	$123,750	None	$331	$124,081
Alfred C. Johnsen	$13,050	None	None	$13,050
Carlos M. Perez MD	$11,700	$16,500	None	$28,200
Bruno Savo	$16,200	None	None	$16,200

1 Merton Corn resigned from the Board of the Company and the Bank on November 17, 2008.
2 Represents amounts constituting compensation recognized as income by the director and as a deduction by the Company for federal income tax purposes during 2008 upon the exercise of stock options by the director.

Security Ownership of Management and Certain Beneficial Owners

          The following table sets forth, to our knowledge based upon a review of our records and information provided in filings with the Securities and Exchange Commission, the beneficial ownership of our common stock as of the Record Date by directors, executive officers, and any other person, entity or group known by us to beneficially own 5% or more of our stock, including options, as detailed in the notes to the table, that are exercisable now or within 60 days after the Record Date.

Name	Number of Shares	Percent of Total

Directors and Executive Officer

Raffaele M. Branca – CEO and President	96,255 (1)	5.16%
Joan Nerlino Caddell	59,863 (2)	3.23%
Robert S. Cutrona, Sr.	43,363 (3)	2.34%
Chaim Farkas	40,834 (4)	2.20%
Alfred C. Johnsen	8,750 (5)	0.47%
Joseph J. LiBassi	150,863 (6)	8.12%
Carlos Perez MD	74,531 (7)	4.02%
Bruno Savo	31,731 (8)	1.72%

All directors and executive officer as a group (9 persons)	506,190	26.13%

Other 5% Stockholders

Merton Corn	178,112 (9)	9.64%

Robert Golden	96,041 (10)	5.21%

(1)	Excludes 700 shares owned by his spouse, as to which he disclaims voting power and beneficial ownership. Includes options to purchase 23,125 shares under our stock option plans.
(2)

Excludes 5,750 shares, which are owned by her spouse, as to which she disclaims voting power and beneficial ownership. Includes 5,000 shares owned by her two minor children. Includes options to purchase 10,000 shares under our stock option plans.

(3)	Includes 27,113 shares owned as joint tenants with his spouse, Jennifer Cutrona. Includes options to purchase 11,250 shares under our stock option plans.
(4)

Includes 25,000 shares owned as joint tenants with his spouse and 250 shares owned by his adult son, who resides in his household. Includes options to purchase 11,250 shares under our stock option plans.

(5)	Includes options to purchase 6,250 shares under our stock option plans.
(6)

Excludes 1,250 shares, which are owned by Melinda LiBassi, Mr. LiBassi’s spouse, as to which Mr. LiBassi disclaims voting power and beneficial ownership. Includes options to purchase 16,250 shares under our stock option plans.

(7)

Includes 57,500 shares owned by the Carlos Perez M.D. Trust, of which he is a beneficiary. Excludes 3,750 shares owned by his adult children, as to which he disclaims voting power and beneficial ownership. Includes options to purchase 11,250 shares under our stock option plans.

(8)	Includes 3,750 shares for Mr. Bruno Savo’s three minor children, for which Mr. Savo is the custodian. Includes options to purchase 6,250 shares under our stock option plans.
(9)	Includes 6,250 options granted under our stock option plans.
(10)

Based upon a report on Schedule 13G filed by Mr. Golden with the Securities and Exchange Commission on May 2, 2006 showing that he is the beneficial owner of 96,041 shares of the VSB Bancorp, Inc.’s Common Stock. Mr. Golden has no other known relationship with VSB Bancorp, Inc.

Joseph J. LiBassi’s address is c/o Victory State Bank, 4142 Hylan Boulevard, Staten Island, New York 10308. Raffaele M. Branca’s address is c/o Victory State Bank, 4142 Hylan Boulevard, Staten Island, New York 10308. Robert Golden’s address is c/o Golden Properties, 420 Dougherty Boulevard, Inwood, New York 11096. Merton Corn’s address is 120 Broadway, Suite 1050, New York, NY 10271.

Transactions with Directors and Officers and Their Related Interests

          Some of our directors and officers and some of the corporations and firms with which they are associated also are our customers in the ordinary course of business, or have loans from Victory State Bank. None of them have loans from VSB Bancorp, Inc. It is anticipated that some of these individuals, corporations and firms will continue to be our customers or may continue to have loans from Victory State Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Victory State Bank transactions with unaffiliated persons.

          Director Joan Nerlino Caddell is a member/owner of the law firm of Joan Nerlino Caddell & Associates, PLLC, which the Bank retained to provide legal services in 2008 and 2007. Fees paid to these firms for legal services provided were $95,250 in 2008 and $106,641 in 2007, including out of pocket disbursements incurred for the Bank.

          Director Chaim Farkas is President and stockholder of the firm of Dataware Systems Lease, Inc. (“Dataware”) from which Victory State Bank purchased computer hardware and related software in the ordinary course of business. The fees paid to Dataware in the aggregate, totaled $34,165 in 2008 and $45,010 in 2007.

          Director Bruno Savo, is a member of Boardwalk Estates, LLC, NBM Development, LLC, BMN LLC and Jolene Estates, LLC, limited liability companies, which develop residential real estate for resale and Savino Savo, a former director and the father of Bruno Savo, is the president of Village Green Shopping Center, Inc. and Village Green Maintenance Corp, which are real estate companies. All of these companies had loans or unused but available lines of credit from Victory State Bank at December 31, 2008 and December 31, 2007. The loans and line of credit facilities were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Victory State Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

          Director Robert Cutrona, Sr., is President of Project-One Services, Inc., a company that provides cleaning and construction services to the Bank in the ordinary course of business. The fees paid to Project-One in the aggregate totaled $148,350 in 2008 and $148,918 in 2007.

          It is our policy that all such transactions or arrangements, including loans, must be approved in advance by our Board of Directors, or the Board of Directors of Victory State Bank, as applicable. All such transactions must also comply with legal requirements applicable to transactions between a bank or a bank holding company and a director officer. The Board of Directors has evaluated the relationships between its directors and management and has determined that Directors Cutrona, Farkas, Johnsen, LiBassi, Perez and Savo are independent of management under the Marketplace Rules of the NASDAQ Stock Market.

Section 16a Beneficial Ownership Reporting Compliance

          The Company is not aware of any late filings of reports of beneficial ownership under Section 16a of the Securities and Exchange Act of 1934 with respect to 2008.

Proposal 2 – Ratification of Independent Registered Public Accountants

          Our Audit Committee and our Board of Directors have approved the engagement of Crowe Horwath LLP to be our independent registered public accounting firm for 2009, subject to the ratification of the engagement by our stockholders. At the Annual Meeting, stockholders will consider and vote on the ratification of that engagement of Crowe Horwath LLP. We expect that representatives of Crowe Horwath LLP will attend the meeting and be available to respond to appropriate questions. The representatives will be allowed to make a statement, if they desire to do so.

Audit and Other Fees

          The following table sets forth the aggregate fees billed or expected to be billed by Crowe Horwath LLP for services rendered to us during 2008 and 2007 on our behalf on a combined basis, including Victory State Bank and VSB Bancorp, Inc., as well as all out-of-pocket costs incurred in connection with these services, which have been billed or will be billed to us. It is the policy of the Audit Committee that all non-audit services must be approved in advance by the Audit Committee. Only the Audit Committee has the authority to approve services to be provided by our independent registered public accountants and all members of management are aware that they must report to the Audit Committee any proposal to obtain non-audit services from our independent accountants and obtain approval from such committee before any such services are provided. All (100%) of the services provided by Crowe Horwath LLP were approved in advance by the Audit Committee.

	2008		2007

Audit Fees	$85,000		$81,400
Audit-Related Fees	$—		$—
Tax Fees	$15,775	(1)	$15,275	(1)
All Other Fees	$—		$—

(1)	For preparation of 2008 tax return in 2009 and 2007 tax return in 2008, respectively.

Our Board of Directors unanimously recommends that you vote IN FAVOR of the ratification of the appointment of Crowe Horwath LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

Financial Information

          Accompanying this Proxy Statement is our Annual Report containing financial and related information. The Annual Report is not part of this Proxy Statement.

Proposal 3 – Stockholder Proposal

          Gerald R. Armstrong, the holder of 200 shares of the Company’s common stock, whose address is 820 Sixteenth Street, No. 705, Denver, Colorado, 80202-3227, and whose telephone number is (303) 355-1119, has notified the Company that he intends to present the following resolution at the annual stockholders’ meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below. To ensure that readers can easily distinguish between the materials provided by the proponent and the materials provided by the Company, we have placed a box around materials provided by the proponent.

RESOLUTION

That the shareholders of VSB BANCORP, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board of Directors strongly opposes this resolution and strongly recommends that you vote AGAINST this proposal.

A classified Board, with directors elected for three year terms, maintains continuity of leadership, provides consistency of direction and expertise, and protects the Company and its stockholders from an unwelcome change in ownership. A classified Board ensures that we will always have directors who are familiar with the Company and who have the qualifications and knowledge to actively run a financial institution on Staten Island. If stockholders are dissatisfied with Board performance, they can still replace a majority of the Board within two years.

Our Company was founded in 1997 as a local Staten Island community bank with its primary focus being serving the business communities and professionals on Staten Island. Directors have been selected for their expertise and their extensive knowledge of and experience in the Staten Island market. The stockholder proposal is offered by an outsider, a resident of Colorado, who

•	has never contacted management on any issue

•	has no other relationship or affiliation with the Company

•	owns only approximately the minimum amount of stock necessary to make his proposal.

He does not have the breadth of expertise and knowledge of the Staten Island market that our directors have. It is this expertise and experience of our Directors that has helped our Company to:

1.	Maintain its level of earnings despite the harsh economic climate and the deteriorating real estate market;

2.	Pay a $0.06 quarterly dividend and implement a stock repurchase program;

3.	Avoid participation in the sub-prime real estate market;

4.	Not take risks that have led to huge losses and failures at other financial institutions;

5.	Build our capital by retaining earnings, thus allowing us to refuse participation in the Treasury’s capital bailout plan.

The loss of our entire Board at one meeting would eliminate the strong guidance and common sense that has made us so successful!

The statement in support of the proposal refers to a research paper titled “Corporate Governance and Equity Prices.” However, the paper prominently states:

1.

Classified boards could lead to INCREASED stockholder wealth! “If management uses this power [classified boards] judiciously, it could possibly lead to an increase of stockholder wealth…” We firmly and unequivocally believe that Board uses this power judiciously and we have continued to increase book value per share throughout the last ten years.

2.	One of the companies with corporate governance practices they liked was AIG! That’s the same AIG which was recently on the verge of bankruptcy and received the largest government bailout ever.

In a more recent paper in 2007, the authors conclude that academics and those advocating in favor of abolishing classified boards, like Mr. Armstrong, are misguided. In “Board Classification and Managerial Entrenchment”, the authors state that calls to abolish classified boards “seem unwarranted and potentially damaging for stockholders.”

For more than 10 years, since we opened Victory State Bank, our Board of Directors has operated efficiently, smoothly and effectively to chart a profitable course for our Company. While financial institutions around the country are suffering substantial financial distress, we can be proud of our current performance. As they say, “The proof is in the pudding,” and our proof is in our profitability and our good governance practices. What would you, as a stockholder, rather have? A Board with a proven track record of successfully guiding our Company through a period of unprecedented economic turmoil or a Board of potentially inexperienced directors who may need significant on the job training at your expense? Our Board of Directors thinks the answer is obvious, and urges you to vote AGAINST the stockholder proposal.

          Our Board of Directors recommends a vote AGAINST this proposal for the reasons described above. Proxies solicited by the Board of Directors will be voted AGAINST this proposal unless a stockholder has indicated otherwise in voting the proxy.

Vote Required

          The affirmative vote of the holders of at least a majority of the outstanding shares of our common stock, present at the meeting in person or by proxy, will be required for the approval of this stockholder proposal. Abstentions from voting in this matter are treated as votes “AGAINST.”

Other Matters

Stockholder Nominations or Proposals

          Bylaw Limitations. Our bylaws provide that, except for proposals or nominations by the Board of Directors, a stockholder will be permitted to nominate a person to serve as a director or to present a proposal to stockholders at a stockholders’ meeting only by first satisfying certain requirements. A stockholder must give advance written notice to our Secretary before making any such nomination or submitting such a proposal. To be timely, a stockholder’s notice must be delivered to or mailed to and received at our principal executive offices not less than ninety days prior to the date of the annual meeting; provided, however, that as to any annual meeting held earlier than 30 days in advance of the anniversary of the annual meeting in the previous year, the notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting is made.

          The stockholder must sign the notice. The notice must state (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of shares of our capital stock that the stockholder beneficially owns.

          As to notices of intent to submit a proposal for stockholder vote, the notice must also state: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and (ii) any material interest of the stockholder in the proposed business. Only business which is a proper subject of stockholder action may be proposed at or voted on at the meeting.

          As to notices of intent to nominate a person as a director, the notice must also state: (i) all information relating to each proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to applicable law and regulation; and (ii) any business, familial or employment relationship between such stockholder and such nominees. The notice must be accompanied by the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, provided, however, that we will not be required to name such nominee in any proxy statement for a proxy solicitation by our Board of Directors or to solicit votes for such nominee unless required by law to do so.

Submission of Matters for Inclusion in Our 2010 Proxy Statement

          Stockholders may submit proposals for inclusion in our 2010 proxy material by satisfying the requirements of the regulations of the Securities and Exchange Commission. We must receive those proposals by 5 p.m. local time not less than 120 calendar days before the date in 2010 that corresponds to the date that this proxy statement is released to stockholders in 2009. However, if the date of the 2010 annual meeting is changed by more than 30 days from the date of the 2009 annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. Proposals should be sent via registered, certified, or express mail to: Office of the Chief Financial Officer, VSB Bancorp, Inc., 4142 Hylan Boulevard, Staten Island, New York 10308. The stockholder must also satisfy all the other requirements of Securities and Exchange Commission Rule 14a-8 in order to be able to include a proposal in our proxy material.

Dated: March 27, 2009

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VSB Bancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS
April 28, 2009

The undersigned hereby appoints Chaim Farkas and Robert S. Cutrona, Sr. or each of them individually, each with full power of substitution, proxies and agents for the undersigned to vote all shares of common stock of VSB Bancorp Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held on April 28, 2009, at 5:00 p.m., and at any and all adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VSB BANCORP, INC.

		For	Withhold	For All Except
1.	The election as directors of the three nominees listed below to three year terms:	☐	☐	☐

Alfred C. Johnsen	Carlos Perez MD.	Bruno Savo

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	The ratification of the appointment of Crowe Horwath LLP as independent registered public accountants for VSB Bancorp, Inc. for the fiscal year ending December 31, 2009.	☐	☐	☐

		For	Against	Abstain
3.	The stockholder proposal requesting the Board to eliminate the classification of the Board and to require that all directors be elected annually.	☐	☐	☐

4.	In their discretion, such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above _____________ Co-holder (if any) sign above

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE AND “FOR” THE RATIFICATION OF CROWE HORWATH LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR Proposal 1 and Proposal 2 and AGAINST Proposal 3. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their discretion. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

é	Detach above card, sign, date and mail in postage paid envelope provided	é

VSB Bancorp, Inc.
     IMPORTANT: The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement and an Annual Report.

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.